Exhibit 99.1

                      Fossil Declares 3 for 2 Stock Split

    RICHARDSON, Texas, March 12 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today announced that its Board of Directors has declared a three for two stock split in the form of a 50% stock dividend for stockholders of record at the close of business on March 26, 2004, payable on April 8, 2004. As of March 10, 2004, approximately 45,754,546 shares of common stock of Fossil were outstanding. "The stock split is designed to continue to improve trading liquidity, and broaden the ownership base of the Company," stated Mike Kovar, Fossil's Chief Financial Officer. "This split is the fourth in our eleven year history and reflects our confidence in Fossil's growth potential," concluded Mr. Kovar.
    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com .
Additionally, certain product, press release and SEC filing information concerning the Company is available on the website.
    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.

SOURCE  Fossil, Inc.
    -0-                             03/12/2004
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-222-9013, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)

CO:  Fossil, Inc.
ST:  Texas
IN:  HOU REA FAS
SU:  DIV